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1994 BONUS PLAN FOR CERTAIN KEY EMPLOYEES

      The Company has a discretionary bonus program under which exempt salaried employees (other than the CEO and Chairman) will be paid bonuses up to amounts ranging from 7-1/2% to 60% of base annual salary. The CEO and Chairman participate in this plan, with bonuses specifically determined by the board of directors, but on a percentage of base salary at least equal to the percentage bonus that will be payable to senior management under the 1994 Bonus Plan. The bonus percent is based on a variety of guidelines including performance levels of the Company measured by earnings before tax.